Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter Results

Sales up 29%, Net Income & EPS up 74%

LOS ANGELES--(BUSINESS WIRE)--October 27, 2011--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the third quarter and nine months ended September 30, 2011. For the 2011 third quarter, Reliance reported net income of $84.9 million, up 74% from the 2010 third quarter net income of $48.7 million, and down 14% from $98.7 million in the 2011 second quarter. Earnings per diluted share were $1.13 in the 2011 third quarter, up 74% from the 2010 third quarter earnings per diluted share of $.65, and down 14% from $1.31 in the 2011 second quarter. Sales for the 2011 third quarter were $2.14 billion, up 29% from 2010 third quarter sales of $1.65 billion, and up 4% from 2011 second quarter sales of $2.05 billion. The 2011 third quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $22.5 million, compared with a pre-tax LIFO charge of $9.75 million for the 2010 third quarter, and a charge of $25.0 million for the 2011 second quarter.

For the nine months ended September 30, 2011, net income amounted to $275.9 million, up 78% compared with net income of $154.9 million for the 2010 nine-month period. Earnings per diluted share were $3.68 for the nine months ended September 30, 2011, up 77% compared with earnings of $2.08 per diluted share for the nine months ended September 30, 2010. Sales for the 2011 nine months were $6.10 billion, up 29% from 2010 nine-month sales of $4.73 billion. The 2011 nine-month financial results include in cost of sales a pre-tax LIFO charge, or expense, of $67.5 million compared with a pre-tax LIFO charge of $24.75 million for the 2010 nine months. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2011 third quarter were up 13% from the 2010 third quarter and up 4% from the 2011 second quarter. Average prices per ton sold in the 2011 third quarter were up 16% compared to the 2010 third quarter and were relatively flat compared to the 2011 second quarter. For the 2011 third quarter, carbon steel sales were 53% of net sales; aluminum sales were 15%; stainless steel sales were 15%; alloy sales were 11%; toll processing sales were 2%; and other sales were 4%.

David H. Hannah, Chairman and CEO of Reliance, said, “Overall, during the 2011 third quarter, we saw better demand from our customers than we anticipated; however, there was significant downward pressure on pricing and margins, especially during July and August as mill prices for most all of the products we sell were declining. Our strongest markets continued to be in energy, oil & gas, aerospace, farm and heavy equipment, and auto (through our toll processing business). The quarter also benefited from the strong earnings of our most recent acquisition and a lower than anticipated tax rate; however, this was partially offset by foreign currency losses due to the strengthening of the US dollar.”

“Effective August 1, 2011, we acquired Continental Alloys & Services, Inc., for a transaction value of $415 million, subject to adjustment. Continental, headquartered in Houston, Texas, and its affiliates comprise a leading global materials management company focused on high-end steel and alloy pipe, tube and bar products and precision manufacturing of various tools designed for well completion programs of global energy service companies and has 12 locations in seven countries including the United States, Canada, United Kingdom, Singapore, Malaysia, U.A.E. and Mexico,” said Hannah.

Hannah further stated, “Our balance sheet continues to be in excellent shape, with net debt-to-total capital of 31.0% at September 30, 2011. Even after borrowing to fund the acquisition of Continental, we have substantial remaining borrowing capacity with only $790 million of outstanding borrowings on our $1.5 billion credit facility at September 30, 2011.”

“Prices for the various metals that we sell remain volatile, and we expect this to continue through the fourth quarter, with a downward bias, resulting in overall slightly lower prices for our products. We also expect lower tons sold during the 2011 fourth quarter because of a reduced number of shipping days, which is our normal seasonal pattern. Given these expectations, we currently estimate earnings per diluted share in a range of $.70 to $.80 for the 2011 fourth quarter,” concluded Hannah.

On October 26, 2011, the Board of Directors declared a regular quarterly cash dividend of $.12 per share of common stock. The dividend is payable on December 20, 2011 to shareholders of record November 29, 2011. The Company has increased its dividend 16 times since the IPO in 1994 and has paid regular quarterly dividends for 52 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the third quarter and nine months financial results for the period ended September 30, 2011. All interested parties are invited to listen to the web cast on October 27, 2011 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through November 28, 2011 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, and the 2010 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income Statement Data:
Net sales	$2,138.6	$1,653.8	$6,100.8	$4,728.5
Gross profit[1]	493.9	396.2	1,511.0	1,191.1
Operating income	140.1	88.2	460.5	282.6
Pre-tax income	118.6	73.4	413.2	236.0
Net income attributable to Reliance	84.9	48.7	275.9	154.9
Diluted earnings per share attributable to Reliance shareholders	$1.13	$0.65	$3.68	$2.08
Weighted average shares outstanding – diluted	74,963,127	74,400,359	75,046,689	74,369,076
Gross profit margin[1]	23.1%	24.0%	24.8%	25.2%
Operating income margin	6.6%	5.3%	7.5%	6.0%
Pre-tax income margin	5.5%	4.4%	6.8%	5.0%
Net income margin - Reliance	4.0%	2.9%	4.5%	3.3%
Cash dividends per share	$0.12	$0.10	$0.36	$0.30

	September 30,	December 31,
	2011	2010
Balance Sheet and Other Data:
Current assets	$2,429.7	$1,700.9
Working capital	1,785.2	1,192.3
Property, plant and equipment, net	1,087.6	1,025.3
Total assets	5,728.0	4,668.9
Current liabilities	644.5	508.6
Long-term debt	1,463.9	855.1
Total Reliance shareholders’ equity	3,084.7	2,823.7
Capital expenditures (year-to-date)	112.7	111.4
Cash provided by operations (year-to-date)	17.3	214.1
Net debt-to-total capital[2]	31.0%	23.5%
Return on Reliance shareholders’ equity[3]	11.2%	7.5%
Current ratio	3.8	3.3
Book value per share[4]	$41.15	$37.83
[1]	Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2]	Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[3]	Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.
[4]	Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS
	September 30, 2011	December 31, 2010

Current assets:
Cash and cash equivalents	$91.1	$72.9
Accounts receivable, less allowance for doubtful accounts of $23.4 at September 30, 2011 and $17.2 at December 31, 2010	1,019.5	697.0
Inventories	1,276.6	860.2
Prepaid expenses and other current assets	42.5	42.5
Income taxes receivable	--	28.3
Total current assets	2,429.7	1,700.9
Property, plant and equipment:
Land	142.7	137.1
Buildings	634.3	594.3
Machinery and equipment	969.3	898.1
Accumulated depreciation	(658.7)	(604.2)
	1,087.6	1,025.3

Goodwill	1,231.6	1,109.6
Intangible assets, net	909.8	755.8
Cash surrender value of life insurance policies, net	34.6	42.0
Investments in unconsolidated entities	16.8	18.3
Other assets	17.9	17.0
Total assets	$5,728.0	$4,668.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$412.7	$245.0
Accrued expenses	66.9	45.7
Accrued compensation and retirement costs	100.1	85.1
Accrued insurance costs	36.3	37.0
Current maturities of long-term debt and short-term borrowings	14.2	86.2
Income taxes payable	4.7	--
Deferred income taxes	9.6	9.6
Total current liabilities	644.5	508.6
Long-term debt	1,463.9	855.1
Long-term retirement costs	72.0	74.7
Other long-term liabilities	29.2	27.8
Deferred income taxes	425.7	372.6
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 74,967,048 at September 30, 2011 and 74,639,223 at December 31, 2010, stated capital	650.7	624.7
Retained earnings	2,437.3	2,188.7
Accumulated other comprehensive (loss) income	(3.3)	10.3
Total Reliance shareholders’ equity	3,084.7	2,823.7
Noncontrolling interests	8.0	6.4
Total equity	3,092.7	2,830.1
Total liabilities and equity	$5,728.0	$4,668.9

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$2,138.6	$1,653.8	$6,100.8	$4,728.5

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,644.7	1,257.6	4,589.8	3,537.4
Warehouse, delivery, selling, general and administrative	319.6	278.2	951.8	819.6
Depreciation and amortization	34.2	29.8	98.7	88.9
	1,998.5	1,565.6	5,640.3	4,445.9

Operating income	140.1	88.2	460.5	282.6

Other income (expense):
Interest	(15.0)	(15.3)	(45.1)	(46.0)
Other (expense) income, net	(6.5)	0.5	(2.2)	(0.6)
Income before income taxes	118.6	73.4	413.2	236.0
Income tax provision	32.3	24.1	133.1	78.9
Net income	86.3	49.3	280.1	157.1
Less: Net income attributable to noncontrolling interests	1.4	0.6	4.2	2.2
Net income attributable to Reliance	$84.9	$48.7	$275.9	$154.9

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.13	$0.65	$3.68	$2.08

Basic earnings per common share attributable to Reliance shareholders	$1.13	$0.65	$3.69	$2.09

Cash dividends per share	$0.12	$0.10	$0.36	$0.30

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net income	$280.1	$157.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	98.7	88.9
Deferred income tax benefit	(3.8)	(2.9)
(Gain) loss on sales of property, plant and equipment	(2.6)	0.8
Equity in earnings of unconsolidated entities	(1.6)	(0.2)
Dividends received from unconsolidated entities	2.5	0.3
Share based compensation expense	16.4	12.7
Tax deficit (excess benefit) from share based compensation	0.2	(3.3)
Net loss from life insurance policies	3.8	0.9
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(270.7)	(227.2)
Inventories	(294.6)	(200.6)
Prepaid expenses and other assets	29.3	38.5
Accounts payable and other liabilities	159.6	182.7
Net cash provided by operating activities	17.3	47.7

Investing activities:
Purchases of property, plant and equipment	(112.7)	(65.8)
Acquisition of a metals service center, net of cash acquired	(306.5)	--
Proceeds from sales of property, plant and equipment	9.1	1.1
Net proceeds from redemption of life insurance policies	3.6	3.9
Net cash used in investing activities	(406.5)	(60.8)

Financing activities:
Net short-term debt (repayments) borrowings	(102.8)	3.9
Proceeds from long-term debt borrowings	913.0	427.0
Principal payments on long-term debt	(379.5)	(272.8)
Debt issuance costs	(7.3)	--
Payments to noncontrolling interest holders	(2.6)	(1.0)
Capital contributions from noncontrolling interests	--	0.2
Dividends paid	(26.9)	(22.2)
(Tax deficit) excess benefit from share based compensation	(0.2)	3.3
Exercise of stock options	9.6	17.4
Net cash provided by financing activities	403.3	155.8
Effect of exchange rate changes on cash	4.1	0.8
Increase in cash and cash equivalents	18.2	143.5
Cash and cash equivalents at beginning of year	72.9	43.0
Cash and cash equivalents at end of period	$91.1	$186.5

Supplemental cash flow information:
Interest paid during the period	$33.8	$33.0
Income taxes paid during the period	$111.5	$47.1

Non-cash investing and financing activities:
Debt assumed in connection with an acquisition of a metals service center	$104.8	$--

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com